Exhibit 5.1

May 25, 2001

The Board of Directors
Mountain Bank Holding Company
501 Roosevelt Avenue
Enumclaw, Washington 98022

    Re: Legal Opinion Regarding Validity of Securities Offered

Gentlemen:

    We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission (the "Commission") with respect to 170,795 shares of common stock, no par value per share (the "Shares"), of Mountain Bank Holding Company, a Washington corporation (the "Company") authorized for issuance (i) upon exercise of options granted under the Company's 1990 Employee Stock Option Plan ("1990 Plan") and the Company's 1999 Employee Stock Option Plan (the "1999 Plan") and (ii) pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan"). The 1990 Plan, 1999 Plan and the Employee Plan are collectively referred to as the "Plans."

    In connection with the offering of the Shares, we have examined the following: (i) the Plans, which are filed as Exhibits 99.1, 99.2 and 99.3, respectively, to the Registration Statement; (ii) the Registration Statement, including the remainder of the exhibits; and (iii) such other documents as we have deemed necessary to form the opinions hereinafter expressed. As to various questions of fact material to such opinions, where relevant facts were not independently established, we have relied upon statements of officers of the Company.

    Our opinion assumes that the Shares being registered are issued in accordance with the terms of the respective Plans after the Registration Statement has become effective under the Act.

    Based upon and subject to the foregoing, we are of the opinion that the Shares, or any portion of the Shares, have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of the Shares, issuance by the Company and receipt of the consideration for the Shares, consistent with the terms of the respective Plans, the Shares will be validly issued, fully paid, and nonassessable.

    We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent shall not be construed to cause us to be in the category of persons whose consent is required to be filed pursuant to Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                      Very truly yours,

                      GRAHAM & DUNN PC

                      /s/ Graham & Dunn PC